UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 1, 2007

Sinoenergy Corporation
(Exact name of registrant as specified in its charter)

Nevada	0-30017	84-1491682
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1603-1604, Tower B Fortune Centre Ao City, Beiyuan Road,
Chaoyang District, Beijing China 100107
(Address of principal executive offices)

234-5149 Country Hills Blvd. NW; Suite 429, Calgary, Alberta, Canada T3A 5K8
(Former name or former address, if changed since last report)

Registrant’s telephone number, including area code:	86-10-84928149

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 1, 2007, Sinoenergy Corporation (the “Company”) entered into a note purchase agreement (the “Purchase Agreement”) with Abax Lotus Ltd. and CCIF Petrol Limited pursuant to which the investors agreed to purchase 12% Guaranteed Senior Notes due 2012 in the principal amount of $16,000,000 and 3.0% Guaranteed Senior Convertible Notes due 2012 in the principal amount of $14,000,000. The Convertible Notes will be convertible into the Company’s common stock at an initial conversion price of $3.17 per share, which represents a 25% premium of the 30 trading days volume weighted average price ending August 31, 2007.

The Purchase Agreement provides that, in addition to customary closing conditions, the closing, the Company will enter into:

●	An indenture for the 12% Guaranteed Senior Notes due 2012,

●	An indenture for the 3.0% Guaranteed Senior Convertible Notes due 2012,

●	Security agreements,

●	An investor rights agreement, and

●	A registration rights agreement covering the shares of common stock issuable upon conversion of the convertible notes,

In the event closing under the Purchase Agreement has not been closed by September 21, 2007, the Purchase Agreement may be terminated, in which event the Company shall pay to the investors a pro rata portion of a $3 million termination fee.

A copy of the Company’s press release announcing this transaction is attached hereto as Exhibit 99.2.

Item 9.01 Financial Statements and Exhibits.

Exhibits

99.1	Composite Note Purchase Agreement, dated September 1, 2007

99.2	Press Release, dated September 5, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SINOENERGY CORPORATION (Registrant)

Date: September 6, 2007	/s/ Qiong (Laby) Wu
Qiong (Laby) Wu, Chief Financial Officer